Exhibit 21

As at December 31, 2008, unless otherwise indicated, Zi, or one or more of its subsidiaries, owns 100 percent of the outstanding shares of the subsidiary.

Name of Subsidiary	Country of
Incorporation
Multi-Corp International Ltd.	Barbados
Zi (Bermuda) Corporation Ltd.	Bermuda
845162 Alberta Ltd.	Canada
Zi Corporation of Canada, Inc.	Canada
Huayu Zi Software Technology (Beijing) Co., Ltd.(2)	China
Zi Software Technology (Beijing) Co., Ltd.	China
Asia Translation & Telecommunications Limited	Hong Kong
Huayu Zi Software Technology Limited.(1)	Hong Kong
Telecom Technology Corporation Limited	Hong Kong
Zi Corporation (H.K.) Limited	Hong Kong
Zi Corporation of Hong Kong Limited	Hong Kong
Zi Decuma AB	Sweden
Zi Corporation of America, Inc.	USA

Notes:

(1)

Zi Corporation (H.K.) Limited holds nearly eighty-five percent (85%) of Huayu Zi Software Technology Limited. One share of Huayu Zi Software Technology Limited is held by Zi Corporation of Hong Kong Limited. The balance of fifteen percent (15%) is held by China Huayu (Hong Kong) Limited, a third party investor.

(2)

Huayu Zi Software Technology (Beijing) Co., Ltd., is wholly owned by Huayu Zi Software Technology Limited.